Exhibit 10.4
LIMITED PARTIAL WAIVER OF INCENTIVE DISTRIBUTION RIGHTS
UNDER THE FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
HOLLY ENERGY PARTNERS, L.P.
This Limited Partial Waiver of Incentive Distribution Rights (this “Waiver”) under the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. (the “Partnership”), dated as of July 13, 2004 (and as amended to the date hereof, the “Partnership Agreement”), is hereby adopted on July 12, 2012, by HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”), in its capacity as general partner of the Partnership and as the holder of all of the Outstanding Incentive Distribution Rights. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
WHEREAS, this Waiver shall become effective only upon and after the closing of the transactions contemplated by that certain LLC Interest Purchase Agreement, dated as of July 12, 2012 (the “Purchase Agreement”), pursuant to which HEP UNEV Holdings LLC, a subsidiary of the Partnership (the “Buyer”), will purchase and acquire all of the issued and outstanding membership interests in HEP UNEV Pipeline LLC (f/k/a Holly UNEV Pipeline Company) held by HollyFrontier Corporation (“HollyFrontier”); and
WHEREAS, in exchange for a portion of the cash consideration to be paid by or on behalf of Buyer pursuant to the Purchase Agreement, this Waiver shall be delivered by HollyFrontier at the closing of the transactions contemplated by the Purchase Agreement.
NOW, THEREFORE, the General Partner does hereby agree as follows:
1.Defined Terms.
“Buyer LLC Agreement” means the “LLC Agreement” as such term is defined in the Purchase Agreement.
“Woods Cross Expansion Completion Date” means the first date on which both: (a) mechanical completion of the installation of new equipment at the HollyFrontier Woods Cross facility is completed according to its design and permitted basis, as described by HollyFrontier management as the Woods Cross Phase I expansion, and (b) achievement by the HollyFrontier Woods Cross refinery of an average actual crude charge rate over a period of 15 consecutive days of at least 40,000 barrels per day, shall have occurred.
“UNEV Acquisition Closing Date” means the “Closing Date” as such term is defined in the Purchase Agreement.
2.Limited Partial Waiver of Incentive Distribution Rights.

a.	Notwithstanding anything to the contrary in Section 6.4 of the Partnership Agreement, the General Partner hereby waives its rights to its distributions

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as a holder of the Incentive Distribution Rights in the manner provided for in this Section 2. Any distributions to the holders of the Incentive Distribution Rights (the “IDR Holders”) provided for in clauses (iii), (iv) and (v) of Subsection 6.4(b) of the Partnership Agreement, as applicable, shall be adjusted commencing with the payment date of the first quarterly distribution declared and paid after the UNEV Acquisition Closing Date (such payment date, the “First IDR Reduction Date”) as follows: for the quarterly distribution paid on the First IDR Reduction Date and each of the eleven successive quarterly distributions declared and paid following the First IDR Reduction Date, any distributions to the IDR Holders shall be reduced by $1,250,000 (but, for the avoidance of doubt, not below zero); provided, however, that if the Woods Cross Expansion Completion Date has not occurred by the third anniversary of the UNEV Acquisition Closing Date, then each of such quarterly distributions declared and paid thereafter shall be reduced by $1,250,000 (but, for the avoidance of doubt, not below zero) until the earlier of (A) the calendar quarter immediately preceding the Woods Cross Expansion Completion Date (for the avoidance of doubt, this Waiver shall not apply to the quarterly distribution declared and paid with respect to the calendar quarter in which the Woods Cross Expansion Completion Date occurs) and (B) the date at which the cumulative amount of the reductions provided for in this Section 2 totals $20,000,000.

b.	Notwithstanding anything to the contrary in the Partnership Agreement, the Partnership shall not allocate any income to the IDR Holders with respect to the distributions waived in this Section 2.

c.
For the avoidance of doubt, in the event the Partnership is liquidated prior to that point in time by which there has been a completion of the waiver of distributions with respect to the Incentive Distribution Rights contemplated by this Section 2, the distributions with respect to the Incentive Distribution Rights to be received by the IDR Holders in connection with such liquidation, if any, shall not be reduced by the amount of any distributions to be waived in accordance with this Section 2 but not yet declared and paid at the time of such liquidation.

3.Partnership Agreement. To the extent that this Waiver amends any provision of the Partnership Agreement, this Waiver shall constitute an amendment to the Partnership Agreement. Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interest as compared to other classes of Partnership Interests) in any material respect. The General Partner has determined, in its discretion, that this Waiver does not adversely affect the Limited Partners in any material respect, except the holder of the Incentive Distribution Rights as compared to holders of the other classes of Partnership Interests. In accordance with Section 13.3(c) of the Partnership Agreement, the General Partner, in its capacity

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as the holder of all of the Outstanding Incentive Distribution Rights, hereby consents to and approves this Waiver in all respects. Except as specifically provided in this Waiver, the Partnership Agreement shall remain in full force and effect.
4.Termination. This Waiver shall terminate in accordance with Section 12.4 of the Buyer LLC Agreement effective on any Optional Buy-Out Date or Mandatory Buyout Date (in each case, as defined in the Buyer LLC Agreement). For the avoidance of doubt, upon such termination of this Waiver, no further distributions with respect to the Incentive Distribution Rights shall be reduced pursuant to Section 2 of this Waiver, and the IDR Holders shall be entitled to receive distributions with respect to the Incentive Distribution Rights pursuant to the terms and conditions of the Partnership Agreement unadjusted by this Waiver.
5.Governing Law. This Waiver shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
6.Binding on Successors. This Waiver shall be binding upon all successors and assigns of the holder of the Incentive Distribution Rights and any and all transferees of the Incentive Distribution Rights, and the General Partner hereby agrees to notify any transferees of the Incentive Distribution Rights of this Waiver.

IN WITNESS WHEREOF, the General Partner has executed this Waiver as of the date first set forth above.

GENERAL PARTNER:

HEP LOGISTICS HOLDINGS, L.P.

By:    Holly Logistic Services, L.L.C.,
its general partner

By:    /s/ Matthew P. Clifton
Name: Matthew P. Clifton
Title: Chief Executive Officer and President

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